Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Glaukos Corporation 2015 Omnibus Incentive Compensation Plan and the Glaukos Corporation 2015 Employee Stock Purchase Plan of our reports dated March 8, 2022, with respect to the consolidated financial statements of Glaukos Corporation and the effectiveness of internal control over financial reporting of Glaukos Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
March 8, 2022